ST. LOUIS, June 22 -- Falcon Products, Inc., a leading manufacturer of commercial furniture for the hospitality, healthcare and food service industries, today announced that it has prepared a joint Plan of Reorganization
(POR) that it intends to file with the U.S. Bankruptcy Court for the Eastern
District of Missouri, Eastern Division. Funds and accounts managed by Oaktree
Capital Management, LLC, and Whippoorwill Associates, Inc. will be co-proponents of the POR. The POR has been filed as an exhibit to the motion to extend the time to file the disclosure statement which would accompany the POR. The
Bankruptcy Court has ruled that the official filing of the POR should await the filing of the disclosure statement. The Company currently expects to file a disclosure statement no later than August 1, 2005.

The Company also announced the departure of Franklin A. Jacobs who has resigned and will be retiring from his positions as Falcon's chairman, president and chief executive officer. Falcon's Board of Directors has elected John S. Sumner,
Jr., who was named chief restructuring officer in March, as acting president and chief executive officer.

Commenting on the POR, Jacobs, who founded Falcon 49 years ago, said, "Filing the Plan of Reorganization represents a critical milestone in our efforts to restructure Falcon, maintain its leadership in the commercial furniture industry and return the business to profitability and growth. Over the past six months
I've worked with members of the management team, and more recently with John
Sumner, to develop a comprehensive business plan that we believe will enable
Falcon to provide superior value and satisfaction to our customers. I am confident that John Sumner and the other members of the management team will successfully implement our business plan which will put Falcon on the right path towards a very bright future."

Jordon Kruse of Oaktree Capital Management, LLC, who along with Whippoorwill
Associates are co-proponents of the POR, said, "Frank Jacobs has been a dominant presence in the commercial furniture industry for over 40 years and the driving force behind Falcon. Frank's extraordinary vision and passion for the business were key factors in the development of the business plan that we believe will enable Falcon to reach new heights."

The Company's POR provides for a comprehensive reorganization and debt recapitalization. Under the terms of the POR, debt will be reduced from over
$250 million to less than $90 million, thereby significantly lowering the
Company's cash interest requirements and allowing more operating cash flow to be utilized in the business. The POR envisions a significant conversion of debt to equity and an infusion of new capital via a rights offering that will be backstopped by the co-proponents, Oaktree Capital Management, LLC and
Whippoorwill Associates. The POR does not provide for any distributions to unsecured creditors (including trade creditors and holders of the 11 3/8% Senior
Subordinated Notes), the junior convertible notes or current equity holders;
however, certain unsecured creditors who qualify under Federal Securities Laws will be able to participate in the rights offering. The POR proponents believe this change from the terms outlined in the non-binding term sheet executed in
January 2005 is necessary for the confirmation of a viable plan of reorganization which is based on the comprehensive business plan recently developed by the Company. Upon consummation of the POR, the majority of Falcon's equity will be held by Oaktree and Whippoorwill and the Company will no longer be a public reporting entity.

"We are excited about the plan and believe our investment will provide the
Company with the flexibility it needs to execute its business plan," said
Shelley Greenhaus, president of Whippoorwill Associates. "We are optimistic about Falcon's business prospects and look forward to our long term involvement with Falcon and its employees."

Confirmation and consummation of Falcon's POR is subject to a number of conditions including approval by certain creditors of the Company and approval by the Bankruptcy Court. Falcon will solicit acceptance of the plan following approval of its disclosure statement by the Bankruptcy Court. A hearing on the confirmation of the Plan is expected to take place in October 2005. There can be no assurance, however, that the POR as filed will be adopted and approved.

The Company also announced that a final report relating to the previously announced Audit Committee investigation has been issued. Based on the report, the Audit Committee has concluded that the Company's financial statements for periods dating back to the fiscal year ended October 31, 2003 have been materially misstated. Accordingly, the Company's financial statements for FY
2003 and the first three quarters of FY 2004 should not be relied upon. The
Company intends to file a Form 8-K relating to the non-reliance on previously issued financial statements.

On January 4, 2005 the Company announced that it expected to record a significant charge relating to the write-down of inventory during the fourth quarter of FY 2004 and that it believed it was likely that the inventory write-down would impact prior periods. During the course of the FY 2004 yearend financial statement audit, the Company identified additional adjustments that it believed could impact prior periods. The estimated amount of such adjustments will be disclosed in the Form 8-K. As a result of the Company's current financial and internal resource constraints, it has not been able to quantify the impact of the inventory write-down and other adjustments on prior periods.
As such the Company is currently unable to restate prior period financial statements.

Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis,
Missouri, currently operates eight manufacturing facilities throughout the world and has more than 1,500 employees. Oaktree Capital Management, LLC is a Los
Angeles based private investment firm that manages more than $28 billion of investments in select niche markets for institutions and wealthy individuals.
Founded in 1990, Whippoorwill Associates, Inc. is an investment manager specializing in distressed investing on behalf of institutional clients.

This press release does not constitute an offering of securities which can only be made through compliance with applicable securities laws.

Certain statements in this press release that are not historical facts may be
"forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the Company's ability to obtain approval of the requisite percentages of each creditor class, if any, whose consent may be required for the approval of the POR, absence of any material adverse change in the business of the Company, the Company's ability to comply with the terms of its debtor-in-possession facility and the Company's ability to grow its business and take advantage of opportunities within the markets it serves. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.